Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Morgan O’Murray, Financial Media, (612) 761-5818
Target Media Hotline, (612) 696-3400

Target Corporation Announces

Record Fourth Quarter and Fiscal 2010 Earnings

Fourth Quarter EPS of $1.45 Reflects Income Tax Benefit of Approximately 7 Cents

Full-Year EPS of $4.00 Reflects Income Tax Benefit of Approximately 14 Cents

MINNEAPOLIS (February 24, 2011) — Target® Corp. (NYSE: TGT) today reported net earnings of $1,035 million for the quarter ended January 29, 2011, compared with $936 million in the quarter ended January 30, 2010. Earnings per share in the fourth quarter increased 17.0 percent to $1.45 from $1.24 in the same period a year ago. On a full-year basis, earnings per share were $4.00, a 21.4 percent increase from $3.30 in 2009. All earnings per share figures refer to diluted earnings per share.

“We’re very pleased with our fourth quarter and full-year 2010 financial results, which reflect strong performance in both of our business segments,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “In 2011, we will continue to focus on driving sales and traffic and providing an enhanced shopping experience through key strategic initiatives that include our ambitious remodel program, 5% REDcard Rewards and the launch of our new Target.com platform.  Beyond 2011, we plan to expand our store footprint in new ways, opening our first City Target stores in 2012 and opening 100 to 150 Canadian Target stores in 2013 and 2014. We believe these transformational initiatives position Target for profitable growth in 2011 and many years to come, and will create meaningful shareholder value over time.”

— more —

Retail Segment Results

Sales increased 2.8 percent in the fourth quarter to $20.3 billion in 2010 from $19.7 billion in 2009, due to a 2.4 percent increase in comparable-store sales and the contribution from new stores. Retail segment earnings before interest expense and income taxes (EBIT) were $1,608 million in the fourth quarter of 2010, an increase of 3.1 percent from $1,560 million in 2009.

Fourth quarter 2010 EBITDA and EBIT margin rates were unchanged from fourth quarter 2009, at 10.6 percent and 7.9 percent, respectively. Fourth quarter gross margin rate was 28.7 percent in 2010, down from 29.1 percent in 2009, due to the impact of the company’s PFresh remodel program and its 5% REDcard Rewards initiative. The company’s fourth quarter selling, general and administrative (SG&A) expense rate was 18.1 percent in 2010, down from 18.5 percent in 2009, primarily due to favorable leverage of overall compensation expenses.

For fiscal 2010, sales increased 3.7 percent to $65.8 billion from $63.4 billion in 2009, due to a 2.1 percent increase in comparable store sales combined with the contribution from new stores. Full year retail segment EBIT increased 5.8 percent to $4.6 billion in 2010 from $4.4 billion in 2009.

Full year 2010 EBITDA and EBIT margin rates were 10.2 percent and 7.0 percent, respectively, compared with 10.1 percent and 6.9 percent in 2009. Gross margin rate for fiscal 2010 was unchanged at 30.5 percent, as margin rates within categories were generally stable and the impact of sales mix was essentially neutral. Fiscal 2010 selling, general and administrative (SG&A) expense rate was 20.3 percent, compared to 20.5 percent in 2009, primarily due to favorable leverage of overall compensation expenses.

Credit Card Segment Results

Fourth quarter average receivables decreased 15.0 percent to $6.9 billion in 2010 from $8.1 billion in 2009. Average receivables directly funded by Target increased 8.5 percent in the fourth quarter to $3.0 billion from $2.7 billion in 2009.

2

Fourth quarter bad debt expense was $83 million in 2010, down from $284 million in 2009, due to lower current period write-offs and a reduction in the allowance for doubtful accounts. Credit card segment profit for the quarter was $151 million, compared with $39 million in fourth quarter 2009. Annualized segment pre-tax return on invested capital was 20.3 percent in fourth quarter 2010, compared with 5.7 percent in 2009.

Average receivables for fiscal 2010 decreased 14.9 percent to $7.1 billion from $8.4 billion in 2009. Average receivables directly funded by Target in 2010 declined 3.3 percent to $2.8 billion from $2.9 billion in 2009.

Full year 2010 segment profit increased to $541 million from $201 million in 2009. The allowance for doubtful accounts decreased from $1,016 million to $690 million in 2010, reflecting improving portfolio risk levels and a 14.3 percent reduction in year-end receivables. Full year segment pre-tax return on invested capital was 19.5 percent in 2010, up from 7.0 percent in 2009.

Interest Expense and Taxes

Net interest expense for the quarter decreased $23 million from fourth quarter 2009, primarily due to a $16 million charge in fourth quarter 2009 related to the early retirement of debt.  Full-year interest expense decreased $44 million from fiscal 2009, driven by lower average debt balances partially offset by higher average net portfolio interest rates.

The company’s effective income tax rate was 34.8 percent in fourth quarter 2010 and 35.1 percent for full-year 2010. Both fourth quarter and full-year 2010 effective income tax rates were below the company’s expected annual long-term structural rate due to the recognition of certain discrete state tax items.  These tax items increased EPS by an amount equal to approximately 7 cents per share in fourth quarter 2010, and approximately 14 cents per share for full-year 2010.

3

Share Repurchase

In the fourth quarter, the company repurchased approximately 7.6 million shares of its common stock at an average price of $54.60, for a total investment of $414 million.  For the full year, the company acquired approximately 47.8 million shares of its common stock at an average price per share of $52.44, for a total investment of approximately $2.5 billion.

Miscellaneous

Target Corporation will webcast its fourth quarter earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “events + presentations” and then “archives + webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 25, 2011. The replay number is (800) 642-1687 (passcode: 83612365).

Forward-Looking Statements

The statements on the impact of Target’s strategic initiatives in 2011 and beyond are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company's actual results to differ materially.  The most important risks and uncertainties include: (i) the risk that the number and timing of City Target and Canadian store openings may be different than planned; (ii) the risk that these new stores may not be integrated successfully or that the integration may be more costly than expected; (iii) the risk of expansion into a country where we have not previously had retail operations; and (iv) the risks described in the Risk Factors sections of the company's Form 10-K for the fiscal year ended January 30, 2010 and the Form 10-Q for the fiscal quarter ended July 31, 2010.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,750 stores in 49 states nationwide and at Target.com. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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4

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	January 29,	January 30,		January 29,	January 30,
(millions, except per share data)	2011	2010	Change	2011	2010	Change
	(unaudited)	(unaudited)		(unaudited)
Sales	$20,277	$19,719	2.8%	$65,786	$63,435	3.7%
Credit card revenues	384	462	(17.0)	1,604	1,922	(16.5)
Total revenues	20,661	20,181	2.4	67,390	65,357	3.1
Cost of sales	14,458	13,982	3.4	45,725	44,062	3.8
Selling, general and administrative expenses	3,720	3,673	1.3	13,469	13,078	3.0
Credit card expenses	167	368	(54.6)	860	1,521	(43.5)
Depreciation and amortization	538	536	0.4	2,084	2,023	3.0
Earnings before interest expense and income taxes	1,778	1,622	9.6	5,252	4,673	12.4
Net interest expense
Nonrecourse debt collateralized by credit card receivables	19	23	(15.5)	83	97	(14.1)
Other interest expense	172	191	(10.0)	677	707	(4.4)
Interest income	(1)	(1)	33.3	(3)	(3)	(19.4)
Net interest expense	190	213	(10.7)	757	801	(5.5)
Earnings before income taxes	1,588	1,409	12.7	4,495	3,872	16.1
Provision for income taxes	553	473	16.9	1,575	1,384	13.9
Net earnings	$1,035	$936	10.5%	$2,920	$2,488	17.3%
Basic earnings per share	$1.46	$1.25	17.4%	$4.03	$3.31	21.9%
Diluted earnings per share	$1.45	$1.24	17.0%	$4.00	$3.30	21.4%
Weighted average common shares outstanding
Basic	708.1	751.8		723.6	752.0
Diluted	714.4	756.2		729.4	754.8

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	January 29,	January 30,
(millions)	2011	2010
	(unaudited)
Assets
Cash and cash equivalents, including marketable securities of $1,129 and $1,617	$1,712	$2,200
Credit card receivables, net of allowance of $690 and $1,016	6,153	6,966
Inventory	7,596	7,179
Other current assets	1,752	2,079
Total current assets	17,213	18,424
Property and equipment
Land	5,928	5,793
Buildings and improvements	23,081	22,152
Fixtures and equipment	4,939	4,743
Computer hardware and software	2,533	2,575
Construction-in-progress	567	502
Accumulated depreciation	(11,555)	(10,485)
Property and equipment, net	25,493	25,280
Other noncurrent assets	999	829
Total assets	$43,705	$44,533
Liabilities and shareholders’ investment
Accounts payable	$6,625	$6,511
Accrued and other current liabilities	3,326	3,120
Unsecured debt and other borrowings	119	796
Nonrecourse debt collateralized by credit card receivables	—	900
Total current liabilities	10,070	11,327
Unsecured debt and other borrowings	11,653	10,643
Nonrecourse debt collateralized by credit card receivables	3,954	4,475
Deferred income taxes	934	835
Other noncurrent liabilities	1,607	1,906
Total noncurrent liabilities	18,148	17,859
Shareholders’ investment
Common stock	59	62
Additional paid-in capital	3,311	2,919
Retained earnings	12,698	12,947
Accumulated other comprehensive loss	(581)	(581)
Total shareholders’ investment	15,487	15,347
Total liabilities and shareholders’ investment	$43,705	$44,533
Common shares outstanding	704.0	744.6

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
	January 29,	January 30,
(millions)	2011	2010
	(unaudited)
Operating activities
Net earnings	$2,920	$2,488
Reconciliation to cash flow
Depreciation and amortization	2,084	2,023
Share-based compensation expense	109	103
Deferred income taxes	445	364
Bad debt expense	528	1,185
Non-cash (gains)/losses and other, net	(145)	143
Changes in operating accounts:
Accounts receivable originated at Target	(78)	(57)
Inventory	(417)	(474)
Other current assets	(124)	(129)
Other noncurrent assets	(212)	(114)
Accounts payable	115	174
Accrued and other current liabilities	149	257
Other noncurrent liabilities	(103)	(82)
Cash flow provided by operations	5,271	5,881
Investing activities
Expenditures for property and equipment	(2,129)	(1,729)
Proceeds from disposal of property and equipment	69	33
Change in accounts receivable originated at third parties	363	(10)
Other investments	(47)	3
Cash flow required for investing activities	(1,744)	(1,703)
Financing activities
Additions to long-term debt	1,011	—
Reductions of long-term debt	(2,259)	(1,970)
Dividends paid	(609)	(496)
Repurchase of stock	(2,452)	(423)
Stock option exercises and related tax benefit	294	47
Cash flow required for financing activities	(4,015)	(2,842)
Net (decrease)/increase in cash and cash equivalents	(488)	1,336
Cash and cash equivalents at beginning of period	2,200	864
Cash and cash equivalents at end of period	$1,712	$2,200

Subject to reclassification

TARGET CORPORATION

Retail Segment

	Three Months Ended			Twelve Months Ended
Retail Segment Results (millions) (unaudited)	January 29, 2011	January 30, 2010	Change	January 29, 2011	January 30, 2010	Change
Sales	$20,277	$19,719	2.8%	$65,786	$63,435	3.7%
Cost of sales	14,458	13,982	3.4	45,725	44,062	3.8
Gross margin	5,819	5,737	1.4	20,061	19,373	3.5
SG&A expenses(a)	3,677	3,644	0.9	13,367	12,989	2.9
EBITDA	2,142	2,093	2.3	6,694	6,384	4.9
Depreciation and amortization	534	533	0.2	2,065	2,008	2.8
EBIT	$1,608	$1,560	3.1%	$4,629	$4,376	5.8%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) Loyalty Program discounts are recorded as reductions to sales in our Retail Segment.  Effective with the October 2010 nationwide launch of our new 5% REDcard Rewards loyalty program, we changed the formula under which our Credit Card segment reimburses our Retail Segment to better align with the attributes of the new program. In the three months and twelve months ended January 29, 2011, these reimbursed amounts were $42 million and $102 million, respectively, compared with $29 million and $89 million in the corresponding periods in 2009. In all periods these amounts were recorded as reductions to SG&A expenses within the Retail Segment and increases to operations and marketing expenses within the Credit Card Segment.

	Three Months Ended		Twelve Months Ended
Retail Segment Rate Analysis (unaudited)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Gross margin rate	28.7%	29.1%	30.5%	30.5%
SG&A expense rate	18.1%	18.5%	20.3%	20.5%
EBITDA margin rate	10.6%	10.6%	10.2%	10.1%
Depreciation and amortization expense rate	2.6%	2.7%	3.1%	3.2%
EBIT margin rate	7.9%	7.9%	7.0%	6.9%

Retail Segment rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Twelve Months Ended
Comparable-Store Sales (unaudited)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Comparable-store sales	2.4%	0.6%	2.1%	(2.5)%
Drivers of changes in comparable-store sales:
Number of transactions	1.6%	2.0%	2.0%	(0.2)%
Average transaction amount	0.8%	(1.3)%	0.1%	(2.3)%
Units per transaction	3.6%	0.9%	2.5%	(1.5)%
Selling price per unit	(2.7)%	(2.2)%	(2.3)%	(0.8)%

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior year periods of equivalent length.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Target credit penetration	6.3%	5.2%	5.2%	5.2%
Target debit penetration	1.1%	0.4%	0.7%	0.4%
Total store REDcard penetration	7.4%	5.6%	5.9%	5.6%

Represents the percentage of Target store sales that are paid for using REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
General merchandise	1,037	1,381	127,292	172,735
Expanded grocery assortment	462	108	61,823	14,714
SuperTarget	251	251	44,503	44,503
Total	1,750	1,740	233,618	231,952

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Credit Card Segment

	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
	January 29, 2011		January 30, 2010		January 29, 2011		January 30, 2010
Credit Card Segment Results (millions) (unaudited)	Amount (in millions)	Annualized Rate(d)	Amount (in millions)	Annualized Rate(d)	Amount (in millions)	Annualized Rate(d)	Amount (in millions)	Annualized Rate(d)
Finance charge revenue	$313	18.1%	$353	17.3%	$1,302	18.3%	$1,450	17.4%
Late fees and other revenue	45	2.6	79	3.9	197	2.8	349	4.2
Third party merchant fees	26	1.5	30	1.5	105	1.5	123	1.5
Total revenues	384	22.2	462	22.7	1,604	22.6	1,922	23.0
Bad debt expense	83	4.8	284	13.9	528	7.4	1,185	14.2
Operations and marketing expenses(a)	126	7.3	113	5.6	433	6.1	425	5.1
Depreciation and amortization	5	0.3	3	0.2	19	0.3	14	0.2
Total expenses	214	12.4	400	19.7	980	13.8	1,624	19.4
EBIT	170	9.8	62	3.0	624	8.8	298	3.5
Interest expense on nonrecourse debt collateralized by credit card receivables	19		23		83		97
Segment profit	$151		$39		$541		$201
Average gross credit card receivables funded by Target(b)	$2,968		$2,735		$2,771		$2,866
Segment pretax ROIC(c)	20.3%		5.7%		19.5%		7.0%

(a) Loyalty Program discounts are recorded as reductions to sales in our Retail Segment.  Effective with the October 2010 nationwide launch of our new 5% REDcard Rewards loyalty program, we changed the formula under which our Credit Card segment reimburses our Retail Segment to better align with the attributes of the new program. In the three months and twelve months ended January 29, 2011, these reimbursed amounts were $42 million and $102 million, respectively, compared with $29 million and $89 million in the corresponding periods in 2009. In all periods these amounts were recorded as reductions to SG&A expenses within the Retail Segment and increases to operations and marketing expenses within the Credit Card Segment.

(b) Amounts represent the portion of average gross credit card receivables funded by Target. These amounts exclude $3,959 million and $4,335 million for the three and twelve months ended January 29, 2011, respectively, and $5,412 million and $5,484 million for the three and twelve months ended January 30, 2010, respectively, of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital, and this rate equals our segment profit divided by average gross credit card receivables funded by Target, expressed as an annualized rate.

(d) As an annualized percentage of average gross credit card receivables.

	Three Months Ended			Three Months Ended			Twelve Months Ended			Twelve Months Ended
	January 29, 2011			January 30, 2010			January 29, 2011			January 30, 2010
	Yield			Yield			Yield			Yield
Spread Analysis - Total Portfolio (unaudited)	Amount (in millions)	Annualized Rate		Amount (in millions)	Annualized Rate		Amount (in millions)	Annualized Rate		Amount (in millions)	Annualized Rate
EBIT	$170	9.8	%(c)	$62	3.0	%(c)	$624	8.8	%(c)	$298	3.5	%(c)
LIBOR(a)		0.3%			0.2%			0.3%			0.3%
Spread to LIBOR(b)	$165	9.5	%(c)	$57	2.8	%(c)	$604	8.5	%(c)	$270	3.2	%(c)

(a) Balance-weighted average one-month LIBOR.

(b) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the vast majority of our portfolio earns finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt securitized by credit card receivables is tied to LIBOR.

(c) As a percentage of average gross credit card receivables.

	Three Months Ended			Twelve Months Ended
Receivables Rollforward Analysis (millions) (unaudited)	January 29, 2011	January 30, 2010	Change	January 29, 2011	January 30, 2010	Change
Beginning gross credit card receivables	$6,730	$8,048	(16.4)%	$7,982	$9,094	(12.2)%
Charges at Target	1,404	1,107	26.8	3,699	3,553	4.1
Charges at third parties	1,457	1,683	(13.4)	5,815	6,763	(14.0)
Payments	(2,933)	(2,993)	(2.0)	(11,283)	(12,065)	(6.5)
Other	185	137	34.9	630	637	(1.1)
Period-end gross credit card receivables	$6,843	$7,982	(14.3)%	$6,843	$7,982	(14.3)%
Average gross credit card receivables	$6,926	$8,148	(15.0)%	$7,106	$8,351	(14.9)%
Accounts with three or more payments (60+ days) past due as a percentage of period-end gross credit card receivables	4.2%	6.3%		4.2%	6.3%
Accounts with four or more payments (90+ days) past due as a percentage of period-end gross credit card receivables	3.1%	4.7%		3.1%	4.7%

	Three Months Ended			Twelve Months Ended
Allowance for Doubtful Accounts (millions) (unaudited)	January 29, 2011	January 30, 2010	Change	January 29, 2011	January 30, 2010	Change
Allowance at beginning of period	$775	$1,025	(24.4)%	$1,016	$1,010	0.6%
Bad debt expense	83	284	(70.7)	528	1,185	(55.4)
Write-offs(a)	(256)	(411)	(37.7)	(1,249)	(1,639)	(23.8)
Recoveries	88	118	(25.7)	395	460	(14.2)
Allowance at end of period	$690	$1,016	(32.1)%	$690	$1,016	(32.1)%
As a percentage of period-end gross credit card receivables	10.1%	12.7%		10.1%	12.7%
Net write-offs as a percentage of average gross credit card receivables (annualized)	9.7%	14.4%		12.0%	14.1%

(a) Write-offs include the principal amount of losses (excluding accrued and unpaid finance charges).

Subject to reclassification